UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Soliciting Material Pursuant to Section 240.14a-12

EMCORE CORPORATION
(Name of Registrant as Specified in its Charter)

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EMCORE CORPORATION
145 Belmont Drive
Somerset, New Jersey 08873

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 20, 2004

To the Shareholders of
EMCORE Corporation:

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders (the "Annual Meeting") of EMCORE Corporation (the "Company"), will be held at 10:00 A.M. local time, on Friday, February 20, 2004, at the Longboat Key Club, 301 Gulf of Mexico Drive, Longboat Key, Florida, 34228, for the following purposes:

(1)	To elect three members to the Company's Board of Directors;

(2)	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending September 30, 2004;

(3)	To approve an increase in the number of shares reserved for issuance under EMCORE's 2000 Stock Option Plan; and

(4)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on January 8, 2004 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors, /s/ Howard W. Brodie

HOWARD W. BRODIE SECRETARY

Somerset, New Jersey
January 27, 2004

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

EMCORE CORPORATION
145 Belmont Drive
Somerset, New Jersey 08873

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
FRIDAY, FEBRUARY 20, 2004

This Proxy Statement is being furnished to shareholders of record of EMCORE Corporation ("EMCORE", "Company", "we" or "us") as of January 8, 2004, in connection with the solicitation on behalf of the Board of Directors of EMCORE of proxies for use at the Annual Meeting of Shareholders to be held on Thursday, February 20, 2004 at 10 o'clock a.m. (E.S.T.), at the Longboat Key Club, 301 Gulf of Mexico Drive, Longboat Key, Florida, 34228, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed proxy are first being sent to shareholders is January 27, 2004. Shareholders should review the information provided herein in conjunction with the Company's 2003 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices, and the mailing addresses for each of the Company's principal executive officers, are located at 145 Belmont Drive, Somerset, New Jersey 08873, and its telephone number is (732) 271-9090.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

PURPOSES OF THE MEETING

At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

(1)	To elect three members to the Company's Board of Directors;

(2)	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending September 30, 2004;

(3)	To approve an increase in the number of shares reserved for use in EMCORE's 2000 Stock Option Plan; and

(4)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (1) FOR the election of the nominees for director named below, (2) FOR ratification of the independent auditors named above, (3) FOR the approval of the increase in the number of shares reserved for use in EMCORE's 2000 Stock Option Plan, and (4) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

As of the close of business on January 8, 2004 (the "Record Date"), the Company had 38,546,739 shares of no par value common stock ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of the majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of the Company.

If the enclosed proxy is signed and returned, it may nevertheless be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals herein.

The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is specified in the description of such proposal below. For the purpose of determining whether a proposal has received the required vote, abstentions and broker non-votes will be included in the vote total, with the result that an abstention or broker non-vote, as the case may be will have the same effect as if no instructions were indicated.

PROPOSAL I:    ELECTION OF DIRECTORS

Pursuant to EMCORE's Restated Certificate of Incorporation, the Board of Directors of EMCORE is divided into three classes as set forth in the following table. The directors in each class hold office for staggered terms of three years. The Class B directors, Messrs. Scott, Stall and Louis-Dreyfus, whose present terms expire in 2004, are being proposed for a new three-year term (expiring in 2007) at this Annual Meeting.

The shares represented by proxies returned executed will be voted, unless otherwise specified, in favor of the nominees for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting of Shareholders. Proxies will be voted FOR the election of the nominees unless instructions to "withhold" votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR THE BOARD OF DIRECTORS NAMED BELOW.

The following tables set forth certain information regarding the members of and nominees for the Board of Directors:

Name and Other Information	Age	Class and Year in Which Term Will Expire	Principal Occupation	Served as Director Since

NOMINEES FOR ELECTION AT THE 2004 ANNUAL MEETING

Charles Scott(1)(2)(3)(4)	54	Class B 2004	Chairman of William Hill plc	1998

Richard A. Stall	47	Class B 2004	Vice President — Technology, EMCORE Corporation	1996

Robert Louis-Dreyfus(4)	56	Class B 2004	Chairman of Louis Dreyfus Communications	1997

DIRECTORS WHOSE TERMS CONTINUE

Thomas J. Russell(2)(3)(4)	72	Class A 2005	Chairman of the Board, EMCORE Corporation	1995
Reuben F. Richards, Jr.	48	Class A 2005	President and Chief Executive Officer, EMCORE Corporation	1995
Robert Bogomolny(1)(4)	65	Class A 2005	President — University of Baltimore	2002
Thomas G. Werthan	47	Class C 2006	Chief Financial Officer, EMCORE Corporation	1992
John Gillen(1)(2)(3)(4)(5)	62	Class C 2006	Partner — Gillen and Johnson, P.A., Certified Public Accountants	2003

(1)	Member of Audit Committee
(2)	Member of Nominating Committee
(3)	Member of Compensation Committee
(4)	Determined by the Board of Directors to be an independent director.
(5)	Mr. Gillen was elected by the Board of Directors to replace Mr. Hugh Fenwick, who resigned from the Board for health reasons during Fiscal 2002.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to each of the nominees for the office of director and other directors and executive officers of EMCORE.

THOMAS J. RUSSELL, PH.D. has been a director of the Company since May 1995 and was elected Chairman of the Board on December 6, 1996. Dr. Russell founded Bio/Dynamics, Inc. in 1961 and managed the company until its acquisition by IMS International in 1973, following which he served as President of that company's Life Sciences Division. From 1984 until 1988, he served as Director, then as Chairman of IMS International until its acquisition by Dun & Bradstreet in 1988. From 1988 to 1992, he served as Chairman of Applied Biosciences, Inc.

REUBEN F. RICHARDS, JR. joined the Company in October 1995 as its President and Chief Operating Officer and became Chief Executive Officer in December 1996. Mr. Richards has been a director of the Company since May 1995. From September 1994 to December 1996, Mr. Richards was a Senior Managing Director of Jesup & Lamont Capital Markets Inc. ("Jesup & Lamont" (an affiliate of a registered broker-dealer)). From December 1994 to 1997, he was a member and President of Jesup & Lamont Merchant Partners, L.L.C. From 1992 through 1994, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds. From 1986 until 1992, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division. Mr. Richards also serves on the board of the Company's GELcore LLC joint venture.

THOMAS G. WERTHAN joined the Company in 1992 as its Chief Financial Officer and a director. Mr. Werthan has over nineteen years experience in assisting high technology, venture capital financed growth companies. Prior to joining the Company in 1992, he was associated with The Russell Group, a venture capital partnership, as Chief Financial Officer for several portfolio companies. The Russell Group was affiliated with Thomas J. Russell, Chairman of the Board of Directors of the Company. From 1985 to 1989, Mr. Werthan served as Chief Operating Officer and Chief Financial Officer for Audio Visual Labs, Inc., a manufacturer of multimedia and computer graphics equipment.

RICHARD A. STALL, PH.D. became a director of the Company in December 1996. Dr. Stall helped found the Company in 1984 and has been Vice President — Technology at the Company since October 1984, except for a sabbatical year in 1993 during which Dr. Stall acted as a consultant to the Company and his position was left unfilled. Prior to 1984, Dr. Stall was a member of the technical staff of AT&T Bell Laboratories and was responsible for the development of MBE technologies. He has co-authored more than 75 papers and holds seven patents on MBE and MOCVD technology and the characterization of compound semiconductor materials.

ROBERT LOUIS-DREYFUS has been a director of the Company since March 1997. Mr. Louis-Dreyfus has been the Chairman of Louis Dreyfus Communications since May 2000. From 1993 through 2001, he was Chairman of the Board of Directors and Chief Executive Officer of adidas-Salomon AG. Prior to that time, he had been from 1990 until 1993 the Chief Executive Officer of Saatchi & Saatchi plc (now Cordiant plc) and a director of Saatchi & Saatchi plc from January 1990 until December 1994. Since 1992, he has been an investor and a director of several other companies, and is currently serving as advisory board member of The Parthenon Group since October 1998, President of Salomon S.A. since August 1998, Director of Jacobs AG since 2001, Chairman of the Board of IVS since 2002 and Chairman of the Board of Infront Sports and Media AG since 2002. From 1982 until 1988, he served as Chief Operating Officer (1982 to 1983) and then as Chief Executive Officer (from 1984 to 1988) of IMS International until its acquisition by Dun & Bradstreet in 1988.

ROBERT BOGOMOLNY has served as a director of the Company since April 2002. Since August 2002, Mr. Bogomolny has served as President of the University of Baltimore. Prior to that, he served as Corporate Senior Vice President and General Counsel of G.D. Searle & Company, a pharmaceuticals manufacturer, from 1987 to 2001. At G.D. Searle, Mr. Bogomolny was responsible for all of its legal, regulatory, quality control and public affairs activities. He also led its government affairs department in Washington, D.C., and served on the Searle Executive Management Committee.

CHARLES SCOTT has served as a director of the Company since February 1998. Since January 1, 2004, he has served as Chairman of William Hill plc, a leading provider of bookmaking services in the

United Kingdom. Previously, Mr. Scott served as Chairman of Cordiant Communications Group plc, the successor corporation of the Saatchi & Saatchi Advertising Group, until his resignation on February 28, 2003. He joined Saatchi & Saatchi Company in 1990 and served as Chief Financial Officer until 1992 when he was appointed Chief Operating Officer. In 1993, he became Chief Executive Officer and held that position until 1995 when he assumed the title of Chairman. Mr. Scott also serves as a Director of adidas-Salomon AG.

JOHN GILLEN was appointed to the Board of Directors in March 2003 to fill the vacancy left by the retirement of Hugh Fenwick. Mr. Gillen has been a partner in the firm of Gillen and Johnson, P.A., Certified Public Accountants since 1974. Prior to that time, Mr. Gillen was employed by the Internal Revenue Service and Peat Marwick Mitchell & Company, Certified Public Accountants.

NON-DIRECTOR EXECUTIVE OFFICERS:

HOWARD W. BRODIE, ESQ., 36, joined the Company in August 1999 and serves as Vice President, General Counsel and Secretary of the Company. From September 1995 to August 1999, Mr. Brodie was an Associate at the law firm of White & Case LLP, a New York law firm that has served as outside counsel to the Company since 1997. While at White & Case LLP, Mr. Brodie practiced securities law and mergers and acquisitions. Mr. Brodie has worked on EMCORE matters since 1998, helping to negotiate and structure several EMCORE M&A transactions and joint ventures, including the sale of the TurboDisc division, the acquisitions of Tecstar, Ortel and Alvesta, and the GELore LLC joint venture with General Electric Lighting. In addition, Mr. Brodie represented the Company in its June 1999 and March 2000 public offerings and its 2001 convertible note offering. From August 1994 to August 1995, Mr. Brodie served as a judicial law clerk to Chief Judge Gilbert S. Merritt on the Sixth Circuit Court of Appeals. Mr. Brodie received his J.D. degree from Yale Law School.

SCOTT MASSIE, 42, joined the Company in September 2002 as Executive Vice President and General Manager — Albuquerque and California. From 1997 to 2000, Mr. Massie was Chief Operating Officer of IQE plc, a merchant epiwafer supplier, and its predecessor, QED. In 2000, Mr. Massie became President of IQE, Inc., the U.S. subsidiary of IQE plc, and he held this position until 2002. Mr. Massie holds a B.S. in mathematics, a B.S. in physics and an M.S. in physics, all from Virginia Tech University, and he is also a Commonwealth Fellow of the Commonwealth of Virginia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 1, 2003 certain information regarding the beneficial ownership of voting Common Stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known by the Company to be the beneficial owner of more than 5% of the voting Common Stock, (ii) each named executive officer of the Company, (iii) each director and nominee and (iv) all directors and executive officers as a group (10 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has the sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to common property laws, where applicable. Shares beneficially owned include shares and underlying warrants and options exercisable within 60 days of December 1, 2003. Unless otherwise indicated, the address of each of the beneficial owners is c/o the Company, 145 Belmont Drive, Somerset, New Jersey 08873.

Name	Shares Beneficially Owned	Percent of Common Stock
Thomas J. Russell(1)	5,015,554	13.2%
Reuben F. Richards, Jr.(2)	1,155,788	3.0%
Thomas G. Werthan(3)	316,374	*
Richard A. Stall(4)	411,965	1.1%
Robert Louis-Dreyfus(5)	3,301,916	8.7%
Robert Bogomolny	60,480	*
John Gillen	11,216	*
Charles Scott(6)	23,836	*
Howard W. Brodie, Esq.(7)	103,086	*
Scott Massie(8)	10,000	*
All directors and executive officers as a group (10 persons)(9)	10,410,215	26.6%
State of Wisconsin Investment Board(10)	6,099,500	16.0%
Capital Guardian Trust Co.(11)	4,842,140	12.7%
Wellington Management Company, LLP(12)	2,279,000	6.0%
Gallium Enterprises, Inc.(13)	3,301,916	8.7%
Franklin Advisors, Inc.(14)	1,931,720	5.1%
The AER 1997 Trust(15)	2,280,035	6.0%

*	Less than 1.0%
1)	Includes 2,280,035 shares are held by The AER 1997 Trust.
2)	Includes options to purchase 323,824 shares.
3)	Includes options to purchase 274,745 shares.
4)	Includes options to purchase 304,768 shares.
5)	All 3,301,916 shares held by Gallium Enterprises Inc.
6)	Includes 11,836 shares owned by Kircal, Ltd.
7)	Includes options to purchase 101,875 shares.
8)	Includes options to purchase 10,000 shares
9)	Includes options to purchase 1,015,212 shares.
10)	The address of State of Wisconsin Investment Board is 121 East Wilson Street, 2nd Floor, Madison, WI, 53703-3474.
11)	The address of Capital Guardian Trust Co. is 222 South Hope Street, 54th Floor, Los Angeles, CA 90071-1447.
12)	The address of Wellington Management Company, LLP is 75 State Street, 19th Floor, Boston, MA, 02109-1809.
13)	Gallium Enterprises, Inc. is controlled by Robert Louis-Dreyfus, a member of the Board of Directors of the Company. The address of Gallium Enterprises, Inc. is 152 West 57th Street, 21st Floor, NYC, NY 10019.
14)	The address of Franklin Advisors, Inc. is 1 Franklin Parkway, San Mateo, CA 94403.
15)	Avery E. Russell, the daughter of Thomas J. Russell, Chairman of the Board of Directors of the Company, is he primary beneficiary of the AER 1997 Trust. The address of the trust is 117 Leabrook Lane, Princeton, NJ 08541.

Equity Compensation Plan Information

The following table sets forth, as of September 30, 2003, the number of securities outstanding under each of EMCORE's stock option plans, the weighted average exercise price of such options, and the number of options available for grant under such plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,749,146	$3.98	575,832
Equity compensation plans not approved by security holders	1,920	$0.23	0
Totals	5,751,066	$3.98	575,832

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The President of Hakuto, the Company's Asian distributor, retired from the Company's Board of Directors in Fiscal 2002, and Hakuto remains a minority shareholder of the Company. During the fiscal year ended September 30, 2003, sales made through Hakuto approximated $9.5 million.

EMCORE owns approximately 2.0 million shares of Uniroyal Technologies Corporation ("UTCI"), which it received from UTCI in August 2001 as payment for its interest in the Uniroyal Optoelectronics, LLC joint venture. Dr. Russell, Chairman of the Company's Board of Directors, owns approximately 3.6 million shares of UTCI. Based on UTCI's last Annual Report on Form 10-K, the Company holds 6.6%, and Dr. Russell holds 11.9% of UTCI's outstanding common stock. On August 25, 2002, UTCI and its subsidiaries filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company sits on the creditors committee in UTCI's bankruptcy reorganization, and believes it is unlikely to receive any distribution in respect of its equity holdings. As a result, the Company has written off the approximately 2.0 million shares of UTCI common stock it holds as worthless. The Company is continuing to pursue its claims against UTCI and its affiliates in respect of approximately $1.2 million in outstanding accounts receivable. The Company recently learned that UTCI's case has been converted to Chapter 7 under the U.S. Bankruptcy Code.

From time to time prior to July 2002, the Company has lent money to certain of its executive officers and directors. Pursuant to due authorization of the Company's Board of Directors, the Company in 1995 lent $85,000 to Thomas G. Werthan, Chief Financial Officer and a director of the Company. The promissory note executed by Mr. Werthan does not bear interest and provides for forgiveness of the loan via bonuses payable to Mr. Werthan over a period of up to 25 years. The balance outstanding on the loan is currently $82,000, and no larger amount has been outstanding since the beginning of Fiscal 2003. In February 2001 pursuant to due authorization from the Board of Directors, the Company lent $3.0 million to Reuben F. Richards, Jr., President and CEO of the Company. The promissory note evidencing this loan matures on February 22, 2006 and bears interest (compounded annually) at a rate of (a) 5.18% per annum through May 23, 2002 and (b) 4.99% from May 24, 2002 through maturity. All interest is payable at maturity. The note is partially secured by a pledge of shares of the Company's common stock. Accrued interest at September 30, 2003 totaled approximately $414,000. During Fiscal 2003, the highest amount of Mr. Richards' indebtedness to the Company was $3.4 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on the Company's review of copies of all disclosure reports filed by Directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act, as amended, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to Directors and executive officers of the Company during the fiscal year.

COMPENSATION OF DIRECTORS

The Board of Directors held three meetings during Fiscal 2003 and took certain actions by telephonic meeting and unanimous written consent. Pursuant to its Directors' Stock Award Plan, the Company pays non-employee directors a fee in the amount of $3,000 per Board meeting attended and $500 for each committee meeting attended ($600 for the Chairman of the committee), including in each case reimbursement of reasonable out-of-pocket expenses incurred in connection with such Board or committee meeting. Payment of all fees will be made in common stock of the Company at the average of the last reported bid and ask prices as of the close of trading the previous day on the Nasdaq National Market. No director who is an employee of the Company will receive compensation for services rendered as a director. From time to time, Board members are invited to attend meetings of Board committees of which they are not members; in such cases, such Board members receive a committee meeting fee of $500. During Fiscal 2003, all directors of the Company, except for Mr. Louis-Dreyfus, attended at least 75% of the aggregate meetings of the Board and committees on which they served, during their tenure on the Board. Mr. Louis-Dreyfus attended two of the three meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's Compensation Committee currently consists of Messrs. Russell, Gillen and Scott. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company, reviews general policy matters relating to compensation and benefits of executive officers and employees of the Company and administers the issuance of stock options and stock appreciation rights and awards of restricted stock to the Company's officers and key salaried employees. No member of the Compensation Committee is now or ever was an officer or an employee of the Company. No executive officer of the Company serves as a member of the Compensation Committee of the Board of Directors of any entity one or more of whose executive officers serves as a member of the Company's Board of Directors or Compensation Committee. The Compensation Committee meets once annually.

EMCORE owns approximately 2.0 million shares of Uniroyal Technologies Corporation ("UTCI"), which it received from UTCI in August 2001 as payment for its interest in the Uniroyal Optoelectronics, LLC joint venture. Dr. Russell, Chairman of the Company's Board of Directors, owns approximately 3.6 million shares of UTCI. Based on UTCI's last Annual Report on Form 10-K, the Company holds 6.6%, and Dr. Russell holds 11.9% of UTCI's outstanding common stock. On August 25, 2002, UTCI and its subsidiaries filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company sits on the creditors committee in UTCI's bankruptcy reorganization, and believes it is unlikely to receive any distribution in respect of its equity holdings. As a result, the Company has written off the approximately 2.0 million shares of UTCI common stock it holds as worthless. The Company is continuing to pursue its claims against UTCI and its affiliates in respect of approximately $1.2 million in outstanding accounts receivable. The Company recently learned that UTCI's case has been converted to Chapter 7 under the U.S. Bankruptcy Code.

NOMINATING COMMITTEE

The Company's Nominating Committee currently consists of Messrs. Russell, Scott and Gillen, each of whom is an independent director, as that term is defined by the Nasdaq listing standards. The Nominating Committee recommends new members to the Company's Board of Directors. The Nominating Committee meets once annually. A copy of the Charter of the Nominating Committee is posted on the Company's website, www.emcore.com.

When considering a potential director candidate, the Nominating Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

The Nominating Committee will consider suggestions from shareholder regarding possible director candidates for election in 2005. Such suggestions, together with appropriate biographical information, should be submitted to the Company's Corporate Secretary. See "Shareholder Proposals" below for details regarding the procedures and timing for the submission of such suggestions. Each director nominated in this Proxy was recommended for election by the Board of Directors. The Board of Directors did not receive any notice of a Board of Directors nominee recommendation in connection with this Proxy Statement from any shareholder.

INDEPENDENT AUDITORS

Deloitte & Touche LLP was the independent auditing firm of EMCORE's financial statements for Fiscal 2003 and 2002. In addition to performing the audit services for Fiscal 2003 and 2002, we also retained Deloitte & Touche LLP to perform other audit-related and non-audit related services during these periods.

Audit and Non-Audit Fees

The following table sets forth fees for services Deloitte & Touche LLP provided during fiscal years 2003 and 2002:

	2003	2002
Audit fees (1)	$209,000	$265,000
Audit-related fees (2)	123,000	11,000
Tax fees (3)	86,000	51,000
All other fees (4)	—	373,000
Total	$418,000	$700,000

(1)	Represents fees for professional services rendered in connection with the audit of our annual financial statements and reviews of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.
(2)	Represents fees for professional services related to the audits of our employee benefit plans and also for pro-forma work.
(3)	Represents fees for tax services provided in connection with general tax matters.
(4)	All other fees represent fees for services provided to the Company which are otherwise not included in the categories above. These fees primarily relate to systems, mergers and acquisitions and securities work. This project was pre-approved by our Audit Committee.

AUDIT COMMITTEE REPORT

The Company has a separately-designated standing audit committee (the "Audit Committee") established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee currently consists of Messrs. Scott, Gillen and Bogomolny. Each member of the audit committee is currently an independent director within the meaning of NASD Rule 4200(a)(15). The Board of Directors has determined that Messrs. Scott and Gillen are each audit committee financial experts. The Audit Committee met four (4) times in Fiscal 2003. The Audit Committee performs the functions set forth in the EMCORE Corporation Audit Committee Charter which has been adopted by the Board of Directors. A copy of this Charter is attached as Appendix 1.

The Audit Committee has reviewed and discussed the Company's audited financial statements for Fiscal 2003 with management of the Company. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and letter from the Company's independent accountants required by independence Standards Board Standard No. 1, and has discussed with such accountants the independence of such accountants. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal 2003.

The Audit Committee has determined that the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be rendered by Deloitte & Touche LLP. In considering whether to approve such services, the Audit Committee will consider the following:

•	Whether the services are performed principally for the Audit Committee

•	The effect of the service, if any, on audit effectiveness or on the quality and timeliness of the Company's financial reporting process

•	Whether the service would be performed by a specialist (e.g. technology specialist) and who also provide audit support and whether that would hinder independence

•	Whether the service would be performed by audit personnel and, if so, whether it will enhance the knowledge of the Company's business

•	Whether the role of those performing the service would be inconsistent with the auditor's role (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted)

•	Whether the audit firm's personnel would be assuming a management role or creating a mutuality of interest with management

•	Whether the auditors would be in effect auditing their own numbers

•	Whether the project must be started and completed very quickly

•	Whether the audit firm has unique expertise in the service, and

•	The size of the fee(s) for the non-audit service(s)

During Fiscal 2003, all professional services provided Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMTTEE:
Charles Thomas Scott Robert Bogomolny John Gillen

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY AND
INDEMNIFICATION MATTERS

The Company's Restated Certificate of Incorporation and By-Laws include provisions (i) to reduce the personal liability of the Company's directors for monetary damage resulting from breaches of their fiduciary duty and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by New Jersey law. The Company has obtained directors' and officers' liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any pending or threatened litigation that might result in claims for indemnification by any director or executive officer.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended September 30, 2003, 2002 and 2001 of those persons who during such fiscal year (i) served as the Company's chief executive officer and (ii) were the four most highly-compensated officers (other than the chief executive officer) (collectively, the "Named Executive Officers"):

Annual Compensation
Name and Principal Position	Fiscal Year	Salary	(1) Bonus	Other Annual Compensation	Long-term Compensation Securities Underlying Options	All Other Compensation
Reuben F. Richards, Jr. President and Chief Executive Officer	2003 2002 2001	$327,307 $315,000 $298,750	— $335,000 $215,000	— — —	— 120,000 —	— — —
Richard A. Stall Vice President — Chief Technology Officer	2003 2002 2001	$203,461 $185,000 $182,500	— — $340,000	— — —	— 100,000 —	— — —
Thomas G. Werthan Chief Financial Officer	2003 2002 2001	$190,392 $175,000 $171,250	— — $80,000	— — —	— 42,500 —	— — —
Howard Brodie, Esq. Vice President and General Counsel	2003 2002 2001	$181,538 $150,800 $142,800	— — $65,000	— — —	— 42,500 —	— — —
Scott Massie Executive Vice President and General Manager	2003 2002 2001	$175,000 $6,730 —	— $79,936 —	— — —	— 50,000 —	— — —

(1)	The Company's bonus compensation is based on past the fiscal year performance, but is paid in the subsequent fiscal year.

OPTION GRANTS IN FISCAL 2003

No options were granted to Named Executive Officers in Fiscal 2003.

AGGREGATED OPTION EXERCISES IN FISCAL 2003
AND YEAR-END OPTION VALUES(1)

The following table sets forth the number of shares acquired by the Named Executive Officers upon options exercised during Fiscal 2003 and the value thereof, together with the number of exercisable and unexercisable options held by the Named Executive Officers on September 30, 2003 and the aggregate gains that would have been realized had these options been exercised on September 30, 2003, even though such options had not been exercised by the Named Executive Officers.

	Total Number of Unexercised Options at September 30, 2003(2)		Value of Unexercised In-the-Money Options at September 30, 2003(3)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Reuben F. Richards, Jr.	293,824	60,000	$83,824	—
Richard A. Stall	279,768	50,000	$3,773	—
Thomas G. Werthan	264,120	21,250	$53,899	—
Howard W. Brodie, Esq.	91,250	43,750	—	—
Scott Massie	10,000	40,000	$900	$3,600

(1)	No options were exercised by the Named Executive Officers in Fiscal 2003.
(2)	This represents the total number of shares subject to stock options held by the named executives at September 30, 2003. These options were granted on various dates during the fiscal years 1995 through 2002.
(3)	These amounts represent the difference between the exercise price of the stock options and the closing price of the Common Stock on September 30, 2003, for all the in-the-money options held by each named executive. The in-the-money stock option exercise price is $1.515, except with regard to Mr. Massie's options, for which the exercise price is $2.85. These stock options were granted at the fair market value of the Common Stock on the grant date.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee recommends compensation arrangements for the Company's executive officers and administers the Company's 1995 Incentive and Non-Statutory Stock Option Plan and the 2000 Stock Option Plan. The Compensation Committee also administers the MicroOptical Devices, Inc. 1996 Stock Option Plan. The Company's compensation program is designed, with the advice of independent consultants, to be competitive with companies similar in structure and business to the Company. The Compensation Committee met once in Fiscal 2003.

The Company's executive compensation program is structured to help the Company achieve its business objectives by:

•	setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

•	designing equity-related and other performance-based incentive compensation programs to align the interests of management with the ongoing interests of shareholders;

•	providing incentive compensation that varies directly with both Company financial performance and individual contributions to that performance; and

•	linking compensation to elements that affect short- and long-term stock price performance.

The Company has used a combination of salary and incentive compensation, including cash bonuses and equity-based incentives to achieve its compensation goals.

COMPENSATION OF EXECUTIVE OFFICERS

SALARY

The salary levels of the Company's executive officers including the Chief Executive Officer, are intended to reflect the duties and level of responsibilities inherent in each position. Comparison of the salaries paid by other companies in similar industries are considered in establishing the salary level for each position. The particular qualifications of the individual holding the position, relevant experience and the importance to the Company of the individual's expected contribution are also considered in establishing salaries.

In general, compensation payments in excess of $1.0 million to any of the executive officers are subject to a limitation on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. The deduction limit does not apply to performance based compensation that satisfies certain requirements. The Compensation Committee has not yet determined a policy with regard to Section 162(m); however, no officer of the Company is expected to earn compensation in excess of $1.0 million in Fiscal 2004.

PERFORMANCE AND INCENTIVE COMPENSATION

Arrangements for bonus compensation for the Company's executive officers are negotiated individually with each executive officer. Bonus compensation arrangements take various forms, but generally are based on factors such as the Company's financial performance, operating performance and individual performance.

EQUITY-RELATED INCENTIVES

The Company's primary method of compensating senior executives has been through the grant of stock options granted at the commencement of their employment agreements. Stock options grants to executive officers are generally long-term and usually vest over a three- to five-year period. The Company has favored stock options as a way of aligning management's interests with the long-term interests of the Company's shareholders and inducing executives to remain with the Company on a long-term basis. Individual option grants have been based on the performance and level of responsibility of the optionee.

Compensation Committee: Thomas J. Russell Charles Thomas Scott John Gillen

STOCK PERFORMANCE GRAPH

The following graph and table compares the cumulative total shareholders' return on the Company's Common Stock for the five-year period from the October 1, 1998 through September 30, 2003 with the cumulative total return on the Nasdaq Stock Market Index and the Nasdaq Electronic Components Stocks Index (SIC Code 3674). The comparison assumes $100 was invested on October 1, 1998 in the Company's Common Stock. The Company did not declare, nor did it pay any dividends during the comparison period. Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Commission, the graph and table shall not be incorporated by reference into any such filings.

PROPOSAL II: APPOINTMENT OF INDEPENDENT AUDITORS

APPOINTMENT OF AUDITORS

Deloitte & Touche LLP, independent certified public accountants, audited the financial statements of EMCORE Corporation for the fiscal year ending September 30, 2003. The Audit Committee and the Board of Directors have selected Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending September 30, 2004. The ratification of the appointment of Deloitte & Touche LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. If this appointment of Deloitte & Touche LLP is not ratified by shareholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 2004 Annual Meeting of Shareholders will be subject to the approval of shareholders at that meeting.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

PROPOSAL III:	TO APPROVE INCREASE IN SHARES AVAILABLE UNDER EMCORE'S 2000 STOCK OPTION PLAN

General

On November 8, 1999, the Board of Directors adopted the EMCORE Corporation 2000 Stock Option Plan (the "2000 Plan"). The 2000 Plan became effective upon its approval by the Company's shareholders at the 2000 Annual Meeting, and was amended by a vote of the shareholders at the Company's 2001 Annual Meeting to increase the number of shares of Common Stock on which options could be granted by 3,300,000, to 4,750,000. At the 2004 Annual Meeting, the shareholders will be requested to approve an additional increase in the number of shares of Common Stock available for issuance under the 2000 Plan. As of the date of the 2004 Annual Meeting, we expect to have options for only approximately 575,000 shares authorized and available for issuance under the 2000 Plan. Furthermore, no shares are currently available for grant under the EMCORE Corporation 1995 Incentive and Non-Statutory Stock Option Plan (as amended, the "1995 Plan"). The 1995 Plan had allowed the grant of a total of 2,744,118 shares of Common Stock (on a post-split basis) pursuant to stock options and stock appreciation rights.

Our Company's philosophy on employee compensation is to provide employees and management with equity participation linked to long-term stock price performance, while at the same time remaining sensitive to the potential impact on our other shareholders. We believe that offering broad-based equity compensation through stock options is critical to attracting and retaining the highest caliber employees. Employees with a stake in the future success of our business are motivated to achieve long-term growth and thus maximize shareholder value. Options have historically formed a significant portion of our employees' overall compensation, and almost all of our current employees have received options. The purpose of this proposal is to provide sufficient reserves of shares, based on our current business plans, to ensure the Company's ability to continue to provide new hires, employees and management with an equity stake in the Company over the next three years.

Accordingly, on January 20, 2004, the Board of Directors, acting on the recommendation of the Compensation Committee, unanimously adopted an amendment to the 2000 Plan, subject to approval by the shareholders, to increase the total number of shares of Common Stock on which options may be granted under the 2000 Plan by 2,100,000, to 6,850,000. The Board of Directors recommends approval of this amendment to the 2000 Plan to permit the issuance of this increased number of shares of Common Stock thereunder. The Board of Directors believes that this proposed increase is in the best interests of the Company and the shareholders. In the event this proposal is not approved by our shareholders, and as a consequence we are unable to continue to grant options at competitive levels, the Board of Directors believes that it will negatively affect our ability to meet our need for highly qualified personnel and our ability to manage future growth.

If this proposal is adopted, the third sentence of Section 4(a) of the 2000 Plan would be amended to read, in its entirety, as follows:

"The total number of shares of Stock that may be delivered pursuant to Options granted under the Plan is 6,850,000, plus any shares of Stock subject to a stock option granted under the Predecessor Plan which for any reason expires or is terminated or canceled without having been fully exercised by delivery of shares of Stock; provided, however, that the number of shares of Stock that may be delivered pursuant to Incentive Stock Options under the Plan is 6,850,000, without application of paragraph 4(d) of this Section 4."

Other key features of the 2000 Plan and significant historical option grant information are as follows:

•	The 2000 Plan and the 1995 Plan were both approved by the Company's shareholders;

•	The 2000 Plan is administered solely by the Compensation Committee, which is composed entirely of independent directors;

•	It is the Company's policy only to grant options under the 2000 Plan that have an exercise price equal to or greater than the fair market value of our common stock at the date of grant;

•	It is the Company's policy to grant options with a five-year vesting schedule;

•	The 2000 Plan authorizes only the grant of options;

•	The 2000 Plan does not include any automatic share reserve increase provision (i.e. any "evergreen" provision); and

•	The Company believes its overall option pool as a percentage of its outstanding shares to be comparable with those of other high-tech companies.

This proposal summarizes the essential features of the 2000 Plan, as it would be amended pursuant to this proposal. You should read the amended plan for a full statement of its terms and conditions. A copy of the 2000 Plan may be obtained upon written request to our Investor Relations Department at 145 Belmont Drive, Somerset, NJ 08873.

Description of Material Features of the 2000 Plan

The purpose of the 2000 Plan is to enable us to grant stock options to eligible officers, employees, non-employee directors and consultants at levels we believe will motivate superior performance and help us attract and retain outstanding personnel. We believe that providing our key personnel with stock option incentives will enhance our long-term performance.

The 2000 Plan became effective at the 2000 Annual Meeting. The 2000 Plan currently provides for the grant of options to purchase a total of up to 4,750,000 shares of Common Stock (subject to adjustment for certain changes in our capital, as described below under "Changes in Capital").

Administration.    The Compensation Committee has the exclusive discretionary authority to operate, manage and administer the 2000 Plan in accordance with its terms. The Compensation Committee's decisions and actions concerning the 2000 Plan are final and conclusive. Within the limitations of the 2000 Plan and applicable laws and rules, the Compensation Committee may allocate or delegate its administrative responsibilities and powers under the 2000 Plan, and our Board of Directors is permitted to exercise all of the Compensation Committee's powers under the 2000 Plan.

In addition to its other powers under the 2000 Plan described in this summary, the Compensation Committee has the following authorities and powers under the 2000 Plan in accordance with its terms:

•	to determine which eligible employees, officers, directors and/or consultants will receive options under the 2000 Plan and the number of shares of Common Stock covered by each such option;

•	to establish, amend, waive and rescind rules, regulations and guidelines for carrying out the 2000 Plan;

•	to establish, administer and waive terms, conditions, performance criteria, restrictions, or forfeiture provisions, or additional terms, under the 2000 Plan, or applicable to options granted under the 2000 Plan;

•	to accelerate the vesting or exercisability of options granted under the 2000 Plan;

•	to offer to buy out outstanding options granted under the 2000 Plan;

•	to determine the form and content of the option agreements which represent options granted under the 2000 Plan;

•	to interpret the 2000 Plan and option agreements;

•	to correct any errors, supply any omissions and reconcile any inconsistencies in the 2000 Plan and/or any option agreements; and

•	to take any actions necessary or advisable to operate and administer the 2000 Plan.

Currently, the Compensation Committee consists of Messrs. Russell, Scott, and Fenwick, each of whom is a director, but not an employee, of EMCORE.

Shares Subject to the 2000 Plan; Limitations on Grants of Options.    If this proposal is approved by the shareholders, a total of 6,850,000 shares of Common Stock would be available for delivery upon exercise of options granted under the 2000 Plan, subject to adjustment for certain changes in our capital (described below under "Changes in Capital"). The shares of Common Stock that may be delivered under the 2000 Plan consist of either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares that we have reacquired and hold as treasury shares. In addition, shares of Common Stock covered by options that terminate or are canceled before being exercised under the 2000 Plan or the 1995 Plan would be available for future options grants under the 2000 Plan. If any person exercises an option under the 2000 Plan or the 1995 Plan by paying the exercise price with shares of Common Stock which such person already owns, only the number of shares in excess of the shares so paid by such person will count against the total number of shares that may be delivered under the 2000 Plan. "Incentive Stock Options" (as described below under "Terms of Options — Types of Options") covering no more than a total of 6,850,000 shares of Common Stock may be granted under the 2000 Plan.

No more than 600,000 shares of Common Stock (subject to adjustment for certain changes in our capital (described below under "Changes in Capital")) may be subject to options granted under the 2000 Plan to a single recipient during a 12-month period.

Participation.    The Compensation Committee may grant options under the 2000 Plan to our officers, employees, directors (including non-employee directors) and consultants, as well as those of our affiliates. Our affiliates, for purposes of the 2000 Plan, are generally entities in which we have, directly or indirectly, greater than 50 percent ownership interest, or which have a more than 50 percent direct or indirect ownership interest in us, or any other entity in which we have a material equity interest that the Compensation Committee designates as an affiliate for purposes of the 2000 Plan. Only employees of EMCORE and its subsidiaries (as defined in the 2000 Plan) are eligible to receive "incentive stock options" under the 2000 Plan, however.

All of our employees (currently approximately 621 in number), including all of our executive officers (5 in number, of whom 3 are also directors), are eligible to receive options under the 2000 Plan. The individuals to whom additional options will be granted under the 2000 Plan, and the amounts of such individual grants, have not been determined, but it is anticipated that, among others, all of our present executive officers, including the individuals named in the Compensation Table, will receive such additional options under the 2000 Plan. Options are granted on a discretionary basis as approved by the Compensation Committee.

Terms of Options.

Types of Options.    Additional options to be granted under the 2000 Plan will be either "incentive stock options," which are intended to receive special tax treatment under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or options other than incentive stock options (referred to as "non-qualified options"), as determined by the Compensation Committee and stated in the applicable option agreement.

Option Price.    The Compensation Committee determines the option exercise price of each option granted under the 2000 Plan at the time of grant. However, the per-share exercise price of an "incentive stock option" granted under the 2000 Plan must be at least equal to 100 percent of the fair market value of Common Stock (as defined in the 2000 Plan) on the date such incentive stock option is granted. On January 20, 2004, the fair market value of a share of Common Stock was $7.60.

Payment.    The option exercise price of any options granted under the 2000 Plan may be paid in any legal manner prescribed by the Compensation Committee. The method of payment includes a "cashless exercise" program if the Compensation Committee elects to establish such a program, or use of shares of Common Stock already owned for at least six months by the person exercising an option, subject in any case to whatever conditions or limitations the Compensation Committee may prescribe. Any cash proceeds that we receive upon the exercise of options granted under the 2000 Plan constitute general funds of EMCORE.

Exercise of Options.    The Compensation Committee determines, as set forth in the applicable option agreements, the times or conditions upon which options granted under the 2000 Plan may be exercised, and any events that will cause such options to terminate. Each option granted under the 2000 Plan will expire on or before ten years following the date such option was granted. In general, options granted under the 2000 Plan also terminate when the recipient's service as a director, employee or consultant of EMCORE or its affiliates terminates; however, the Compensation Committee may permit an option that has not otherwise expired to be exercised after such a termination of service as to all or part of the shares covered by such option. A recipient may elect to defer until a later date delivery of shares otherwise deliverable upon exercise of such recipient's option, if permitted by the Compensation Committee.

Transferability of Options.    Options granted under the 2000 Plan are, in general, only exercisable during the lifetime of the recipient by him or her. A deceased recipient's options are, however, transferable by will or the laws of descent and distribution or to a designated beneficiary of such recipient. The Compensation Committee may permit the recipient of a non-qualified option under the 2000 Plan to transfer such option during his or her lifetime, subject to such terms and conditions as the Compensation Committee may prescribe.

Changes in Capital.    In order to preserve the benefits or potential benefits intended to be made available under the 2000 Plan or outstanding options, or as otherwise necessary, the Compensation Committee may, in its discretion, make appropriate adjustments in (a) the number, class and kind of shares available under the 2000 Plan, (b) the limit on the number of shares of Common Stock that can be subject to options granted to a single recipient during a 12-month period, and (c) the number, class, kind and price of shares under each outstanding option, in the event of changes in our outstanding common stock resulting from certain changes in our corporate structure or capitalization, such as the payment of a stock dividend, a stock split, a recapitalization, reorganization, merger or consolidation (whether or not EMCORE is the surviving corporation), a spin-off, liquidation or other substantial distribution of assets or the issuance of our stock for less than full consideration, or rights or convertible securities with respect to our stock.

In the event of a "change in control" of EMCORE (as defined in the 2000 Plan), all options then outstanding under the 2000 Plan will be accelerated and become immediately exercisable in full. The 2000 Plan gives the Compensation Committee discretion, in the event of such a change in control transaction, to substitute for shares of Common Stock subject to options outstanding under the 2000 Plan shares or other securities of the surviving or successor corporation, or another corporate party to the transaction, with approximately the same value, or to cash out outstanding options based upon the highest value of the consideration received for Common Stock in such transaction, or, if higher, the highest fair market value of Common Stock during the 30 business days immediately prior to the closing or expiration date of such transaction, reduced by the option exercise price of the options cashed out. The Compensation Committee may also provide that any options subject to any such acceleration, adjustment or conversion cannot be exercised after such a change in control transaction. If such a change in control transaction disqualifies an employee's incentive stock options from favorable "incentive stock option" tax treatment under the Internal Revenue Code or results in the imposition of certain additional taxes on such an employee, we may, in the Compensation Committee's discretion, make a cash payment that would leave such an employee in the same after-tax position that he or she would have been in had such disqualification not occurred, or to otherwise equalize such employee for such taxes.

Tax Withholding Obligations.    Recipients who exercise their options under the 2000 Plan are required to pay, or make other satisfactory arrangements to pay, tax withholding obligations arising under applicable law with respect to such options. Such taxes must be paid in cash by a recipient, or, if the Compensation Committee permits, a recipient may elect to satisfy all or a part of such tax obligations by requesting that we withhold shares otherwise deliverable upon the exercise of his or her option and/or by tendering shares of Common Stock already owned by such recipient for at least six months. We may also, in accordance with applicable law, deduct any such taxes from amounts that are otherwise due to such a recipient.

Amendment and Termination of the 2000 Plan.    Our Board of Directors may amend, alter, suspend or terminate the 2000 Plan. However, the Board of Directors will be required to obtain approval of the shareholders, if such approval is required by any applicable law (including requirements relating to incentive stock options) or rule, of any amendment of the 2000 Plan that would:

•	except in the event of certain changes in our capital (as described above under "Changes in Capital"), increase the number of shares of Common Stock that may be delivered under the 2000 Plan, or that may be subject to options granted to a single recipient in a 12-month period;

•	decrease the minimum option exercise price required by the 2000 Plan;

•	change the class of persons eligible to receive options under the 2000 Plan; or

•	extend the duration of the 2000 Plan or the exercise period of any options granted under the 2000 Plan.

Accordingly, a vote of the shareholders is required for the amendment to the 2000 Plan contemplated by this proposal.

The Compensation Committee may amend outstanding options. However, no such amendment or termination of the 2000 Plan or amendment of outstanding options may materially impair the previously accrued rights of any recipient of an option under the 2000 Plan without his or her written consent.

The 2000 Plan will terminate on February 16, 2010, unless the 2000 Plan is terminated earlier by our Board of Directors or due to delivery of all shares of Common Stock available under the 2000 Plan; however, any options outstanding when the 2000 Plan terminates will remain outstanding until such option terminates or expires.

Certain Federal Income Tax Consequences.    The following is a brief summary of certain significant United States Federal income tax consequences, under the Internal Revenue Code, as in effect on the date of this summary, applicable to EMCORE and recipients of options under the 2000 Plan (who are referred to in this summary as "optionees") in connection with the grant and exercise of options under the 2000 Plan. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or foreign tax consequences, or the effect of gift, estate or inheritance taxes. References to "EMCORE" and "us" in this summary of tax consequences mean EMCORE Corporation or any affiliate of EMCORE Corporation that employs an optionee, as the case may be.

The grant of stock options under the 2000 Plan will not result in taxable income to optionees or an income tax deduction for us. However, the transfer of Common Stock to optionees upon exercise of their options may or may not give rise to taxable income to the optionees and tax deductions for us, depending upon whether the options are "incentive stock options" or non-qualified options.

The exercise of a non-qualified option generally results in immediate recognition of ordinary income by the optionee and a corresponding tax deduction for us in the amount by which the fair market value of the shares of Common Stock purchased, on the date of such exercise, exceeds the aggregate option price. Any appreciation or depreciation in the fair market value of such shares after the date of such exercise will generally result in a capital gain or loss to the optionee at the time he or she disposes of such shares.

In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for us at any time unless the optionee disposes of the common stock purchased thereby within two years of the date such incentive stock option was granted or one year of the date of such exercise (known as a "disqualifying disposition"). If these holding period requirements under the Internal Revenue Code are satisfied, and if the optionee has been an employee of us at all times from the date of grant of the incentive stock option to the day three months before such exercise (or twelve months in the case of termination of employment due to disability), then such optionee will recognize any gain or loss upon disposition of such shares as capital gain or loss. However, if the optionee makes a disqualifying disposition of any such shares, he or she will generally be obligated to report as ordinary income for the year in which such disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the option price paid for such shares. We would be entitled to a tax deduction in the same amount so reported by such optionee. Any additional gain realized by such optionee on such a disqualifying disposition of such shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the optionee.

Under Section 162(m) of the Internal Revenue Code, we may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our Chief Executive Officer or any one of our other four highest paid executive officers who are employed by us on the last day of our taxable year. However, certain "performance-based compensation" the material terms of which are disclosed to and approved by our shareholders is not subject to this deduction limitation. We have structured the 2000 Plan with the intention that compensation resulting from options granted under the 2000 Plan will be qualified performance-based compensation and, assuming shareholder approval of the 2000 Plan, deductible without regard to the limitations otherwise imposed by Section 162(m) of the Internal Revenue Code.

Under certain circumstances, accelerated vesting or exercise of options under the 2000 Plan in connection with a "change in control" of EMCORE might be deemed an "excess parachute payment" for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the optionee would be subject to an excise tax equal to 20 percent of the amount of the excess parachute payment, and we would be denied a tax deduction for the excess parachute payment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE FOREGOING PROPOSAL, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

GENERAL

ANNUAL REPORT ON FORM 10-K AND FINANCIAL STATEMENTS

The Company's 2003 Annual Report on Form 10-K is being mailed to the Company's shareholders together with this proxy statement. Additional exhibits to the Form 10-K not included in this mailing will be furnished upon written request directed to the Company at 145 Belmont Drive, Somerset, New Jersey 08873, Attention: Investor Relations. The Company's 2003 Annual Report on Form 10-K (including exhibits thereto) and this proxy statement are also available on the Company's website (www.emcore.com).

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2005 Annual Meeting of Shareholders, including nominations for the Company's Board of Directors, must be received by the Company no later than September 29, 2004. Proposals may be mailed to the Company, to the attention of Howard W. Brodie, Secretary, 145 Belmont Drive, Somerset, New Jersey 08873. Proposals must comply with all applicable SEC rules.

SHAREHOLDER COMMUNICATIONS

Historically, the Company has not adopted a formal process for shareholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Board will give full consideration to the adoption of a formal process for shareholder communications with the Board and, if adopted, publish it promptly and post it to the Company's website.

BOARD ATTENDANCE AT ANNUAL MEETING

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company's Annual Meeting of Stockholders, it encourages directors to attend and historically a majority have done so. For example, five of our nine directors attended the 2002 Annual Meeting, and four of seven attended the 2003 Annual Meeting. The Board will give consideration during the upcoming year to formalizing this attendance record into a formal policy, so as to maximize attendance by directors, taking into account the directors' schedules and the timing requirements of applicable law.

By Order of the Board of Directors
/s/ Howard W. Brodie

Howard W. Brodie Secretary

APPENDIX 1

EMCORE CORPORATION AUDIT COMMITTEE CHARTER

The audit committee of the board of directors of EMCORE Corporation (the "Company") will have the oversight, responsibility, authority and duties as described below.

The primary function of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities by reviewing (i) the financial information that will be provided to the shareholders and others, (ii) the systems of internal controls management and the board of directors have established and (iii) all audit processes.

COMPOSITION

The audit committee will consist of not less than three (3) directors, as determined by the board of directors. The members of the audit committee will meet the independence and experience requirements of the Nasdaq Stock Market ("Nasdaq"). One of the members shall be appointed committee chairperson by the full board of directors.

GENERAL REPONSIBILITIES

1.	The audit committee provides open avenues of communication among the internal auditors, the independent accountant and the board of directors.

2.	The audit committee must report committee actions to the full board of directors and may make appropriate recommendations.

3.	The audit committee has the power to conduct or authorize investigations into matters within the audit committee's scope of responsibilities. The audit committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation.

4.	The committee will meet at least four times each year, more frequently if circumstances make that preferable. The audit committee chairperson has the power to call a committee meeting whenever he or she thinks there is a need. An audit committee member should not vote on any matter in which he or she is not independent. The committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management.

5.	The committee will do whatever else the law, the Company's charter or bylaws or the board of directors require.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the audit committee will:

1.	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the board of directors for approval. This should be done in compliance with applicable Nasdaq audit committee requirements.

2.	Review with the Company's management, internal audit personnel and independent accountants Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

3.	Review with the Company's management, internal audit personnel and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

4.	Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

5.	Review the scope and general extent of the independent accountants' annual audit. The audit committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the audit committee that no limitations have been placed on the scope or nature of their audit procedures. The audit committee will review annually with management the fee arrangement with the independent accountants.

6.	Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

7.	Have a predetermined arrangement with the independent accountants that they will advise the audit committee through its chairperson and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing the applicable Form 10-Q. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the audit committee, if that is the case, or the written enumeration of required reporting issues.

8.	At the completion of the annual audit, review with management, internal audit and the independent accountants the following:

•	The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

•	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

•	Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

•	Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended, modified or supplemented, relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended, modified or supplemented, and that they concur with management's representation concerning audit adjustments.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

9.	After preparation by management and review by internal audit personnel and independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The audit committee charter is to be published as an appendix to the proxy statement every three years.

10.	Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

11.	Meet with management, internal audit personnel and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as 'material' or 'serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the audit committee. The audit committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

12.	Recommend to the board of directors the selection, retention or termination of the Company's independent accountants.

13.	Review the appointment and replacement of the senior internal audit executive.

14.	Review with management, internal audit personnel and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

15.	Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

16.	As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the Nasdaq, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

ANNUAL MEETING OF SHAREHOLDERS OF

EMCORE CORPORATION

February 20, 2004

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1 THROUGH 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Charles Scott
- ○ Richard A. Stall
- ○ Robert Louis-Dreyfus

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. RATIFICATION OF DELOITTE & TOUCHE, LLP AS THE COMPANY'S INDEPENDENT AUDITORS	☐	☐	☐
3. TO APPROVE AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR USE IN EMCORE'S 2000 STOCK OPTION PLAN	☐	☐	☐

4. Upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement, and (iii) the Company's 2003 Annual Report to Shareholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.